Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2023, relating to the consolidated financial statements of Nuvve Holding Corp., appearing in the Annual Report on Form 10-K of Nuvve Holding Corp. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

San Diego, CA
June 15, 2023